Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of

Federated Adviser Series:

We consent to the use of our report dated December 20, 2019, with respect to the financial statements of Federated MDT Large Cap Value Fund, a portfolio of Federated Adviser Series, as of October 31, 2019, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

December 20, 2019